UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 21, 2009

NUTRACEA
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5090 N. 40th Street, Suite 400 Phoenix, AZ	85018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation udder an Off-Balance Sheet Arrangement.

On October 21, 2009, NutraCea received a letter from Wells Fargo Bank, N.A. (“Wells Fargo”) stating that NutraCea (i) has failed to obtain lien releases, a dismissal of a complaint and permits necessary to obtain certificates of occupancy for real property located at 4502 West Monterosa, Phoenix, (ii) failed to pay rent to the landlord at its corporate offices resulting in the landlord declaring an event of default on its lease, and (iii) failed to deliver to Wells Fargo quarterly financial statements for the period ending June 30, 2009.  These events constitute an “Event of Default” under the Credit and Security Agreement, dated as of December 18, 2008 between NutraCea and Wells Fargo, as amended by the Forebearance Agreement and Amendment to Credit and Security Agreement, dated July 31, 2009 (the “Agreement”).  Based on these “Events of Default”, Wells Fargo has accelerated the entire principal balance due under the Agreement.  NutraCea owes approximately $3.6 millon under the Agreement, which includes principal, interest and fees.  Wells Fargo may exercise its right to setoff against NutraCea’s demand deposit account it has with Wells Fargo in order to partially satisfy the amounts due under the Agreement.  The Agreement is secured against property owned by NutraCea located at 4502 W. Monterosa Street, Phoenix, Arizona and 3512 E. Bench Street, Dillon, Montana.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUTRACEA

Date: October 22, 2009	By:	/s/ James C. Lintzenich
James C. Lintzenich
Interim Chief Executive Officer
(Duly Authorized Officer)